Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made effective as of December 13, 2024 (the “Effective Date”), by and between Bullfrog AI Holdings, Inc., a Nevada corporation, with its principal place of business being 325 Ellington Blvd., Unit 317, Gaithersburg, MD 20878 (the “Company”), and Danforth Global, Inc., a Delaware corporation, with its principal place of business being 300 5th Avenue, Waltham, MA 02451 (“Danforth Global”), on behalf of itself and the applicable Danforth Subsidiaries (as defined herein). The Company and Danforth (as defined herein) are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a technology-enabled drug discovery company using artificial intelligence to aid in advancing the next generation of lifesaving medicine; and

WHEREAS, Danforth Global, through each applicable subsidiary of Danforth Global that has executed an Exhibit to this Agreement (each a “Danforth Subsidiary” and collectively with Danforth Global, “Danforth”), each of which subsidiary constitutes an “Affiliate”, which, for either Party hereunder, means, for any entity, any other entity that, directly or indirectly, controls, is controlled by or is under common control with such entity, provides outsourced corporate and clinical business functions, including, finance and accounting, human resources, pre-clinical and clinical operations and research activities, development, risk management and strategic communications; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain services set forth on Exhibit A attached hereto (collectively, the “Services”); and

WHEREAS, the Company wishes to engage Danforth to provide the Services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.	Services of Consultant. Danforth will assist the Company with matters relating to the Services to be provided by Danforth’s employees or contracted agents as set forth on Exhibit A (the “Danforth Personnel”). The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to determine appropriate staffing requirements. The Company shall have the right to request changes to Danforth Personnel at any time in writing. If the Company requests a change in any Danforth Personnel, Danforth shall replace such Danforth Personnel with an employee or contractor reasonably acceptable to the Company. Any additional Danforth Personnel added during the Term (as defined herein) will bill at their rate in effect at the time they are included in the provision of the Services.

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2.	Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than once per calendar month, invoice the Company for Services rendered, and such invoice will be paid upon 30 days of receipt. In the event any fee or other amount is unpaid after 60 days, Danforth reserves the right to pause the Services until such fee or other amount is paid. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in rates set forth in the Exhibits of up to 5%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, or expiration of the Term, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination, excepting any amounts accrued prior to such termination or expiration that remain unpaid. In addition to payment for Services, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed $1,000 shall be submitted to the Company for its prior written approval. The Company is responsible for any sales tax, use tax, service tax, value added tax, goods and services tax, transfer tax, excise tax, tariff, duty or any other similar tax imposed by any governmental authority arising from Danforth’s fees or furnishing by Danforth of Services to Company under this Agreement other than taxes attributable to Danforth’s income.

All Danforth invoices and billing matters should be addressed to:

Company Accounts Payable Contact:

Name:	David Caplon
Address:	325 Ellington Blvd., #317
Gaithersburg, MD 20878
Phone:	(301) 575 - 4881
E-mail:	David.caplon@bullfrog.ai

All Company payments and billing inquiries should be addressed to:

Danforth Accounting:	Accounts Payable
300 Fifth Avenue
Waltham, MA 02451
bsherr@danforthadvisors.com

3.	Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as either Party has given notice of termination pursuant to this Section 3 (the “Term”). This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon 10 days prior written notice to the other Party; or (b) without cause upon 30 days prior written notice to the other Party. Notwithstanding the foregoing, either Party may terminate this Agreement immediately in the event the other Party becomes insolvent, enters into liquidation, receivership, becomes subject to any form of external administration, makes a composition or arrangement with its creditors generally or takes advantage of any statute for the relief of insolvent debtors. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within 10 days of written notice of such default that describes the alleged default in reasonable detail, or (ii) the commission of any act of fraud or embezzlement as supported by reasonable evidence thereof. The provisions of Sections 6, 8, 9, 11 and 19 will survive the termination of this Agreement.

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4.	Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.

5.	Place of Performance. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that is reasonably likely to allow anyone other than the Company any rights to or facilitate unauthorized disclosure of any Confidential Information (as defined below). Danforth shall cause the Services to be performed at such locations as may be from time to time requested by the Company and agreed upon by the Company and Danforth.

6.	Confidential Information; Data Protection.

6.1	All Confidential Information relating to a Party and its Affiliates shall be held in confidence by the other Party to the same extent and with at least the same degree of care as such Party protects its own confidential or proprietary information of like kind and importance, but in no event using less than a reasonable degree of care. Neither Party shall use the Confidential Information of the other Party for any purpose other than fulfilling its obligations or receiving Services under this Agreement. Neither Party shall disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other Party in any form to, or for the use or benefit of, any person or entity without the other Party’s written consent. Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its Affiliates and their respective officers, directors, agents, permitted subcontractors and employees to the extent that such persons have a need to know such information for the performance of the Services. Except as otherwise set forth in this Agreement, the Parties may make disclosures regarding this Agreement to their current or prospective investors and to the extent required by applicable law, including, without limitation, pursuant to the Company’s reporting obligations under applicable securities laws. The above provisions of confidentiality shall apply until the expiration or termination of this Agreement and for a period of five (5) years after expiration or termination of this Agreement. With respect to trade secrets, the confidentiality obligations of either Party shall survive any expiration or termination of this Agreement for so long as the Confidential Information remains a trade secret under applicable law. Pursuant to the Defend Trade Secrets Act of 2016, Danforth acknowledges that Danforth will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, but only to the extent disclosure of such trade secret is required as part of such complaint or document. In addition, if Danforth files a lawsuit for retaliation by Company for reporting a suspected violation of law, Danforth may disclose the trade secret to its attorney and may use the trade secret information in the court proceeding solely if Danforth (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order. No rights or licenses are granted except as expressly set forth herein. “Confidential Information” means any and all technical and non-technical information, including trade secrets, know-how and proprietary information, firmware, designs, schematics, techniques, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business matters or financial or personnel matters of a Party or its Affiliates and disclosed or otherwise supplied in confidence by either Party to the other Party. Confidential Information also includes that information communicated by one Party to the other which: (i) is disclosed in a written or other tangible form pursuant to the Parties performing their obligations under this Agreement and is clearly marked with a “confidential” legend or other comparable legend, including the terms, but not the existence, of this Agreement; (ii) is disclosed orally or visually will be identified as confidential at the time of disclosure and confirmed in writing within a reasonable time; or (iii) a reasonable person would deem confidential under the context of disclosure or due to the nature of the information. Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either Party in breach of this Agreement; (b) such information was separately received by the Party receiving the information (“Receiving Party”), other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the Party who disclosed the information (“Disclosing Party”); or (c) such information was in the possession of the Receiving Party at the time of the disclosure hereunder and not subject to an obligation of confidentiality or was independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information. Notwithstanding the confidentiality obligations hereunder, the Receiving Party may disclose the Confidential Information of the Disclosing Party if legally required by court order or other legal process, provided that prior to such disclosure the Receiving Party will give prompt notice to the Disclosing Party so that the Disclosing Party may take reasonable steps to oppose or limit such disclosure, the Receiving Party reasonably cooperates with the Disclosing Party in any efforts to limit such disclosure and that the Receiving Party does not disclose any more information than, in the opinion of counsel to the Receiving Party, is necessary to comply with such legal process. The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the party claiming such exemptions.

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7.	Use of Name and Logo. The Company agrees to permit the use of its name and logo in a roster of Danforth clients, which may appear on the Danforth website and in its marketing materials.

8.	Intellectual Property.

8.1	Any intellectual property rights held by a Party as of the Effective Date or created by a Party separately from this Agreement or the performance of its obligations hereunder (“Pre-Existing IPR”) will remain vested in such Party. Danforth shall not include any Pre- Existing IPR in any work product or materials developed for the Company unless it discloses such Pre-Existing IPR to the Company in advance. Danforth hereby grants the Company a perpetual, non-exclusive, world-wide, royalty-free license and right to use any Pre-Existing IPR to the extent such Pre-Existing IPR is incorporated by Danforth into any work products or materials developed by Danforth hereunder. No rights to Pre-Existing IPR are granted to the other Party except as expressly set forth in this Agreement.

8.2	Danforth agrees that all inventions, discoveries, creations, manuscripts, properties, innovations, ideas, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Danforth create, makes or develops as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party, but excluding Pre-Existing IPR (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be “works made for hire” and the sole and exclusive property of the Company. To the extent any Inventions are not considered “works made for hire” or the Company otherwise is not deemed to hold title to such Inventions, Danforth hereby irrevocably assigns, conveys and transfers, and shall cause Danforth Personnel to irrevocably assign, convey and transfer to the Company all right, title, and interest throughout the world in and to the Inventions, including all intellectual property rights therein. Danforth hereby waives and shall cause Danforth Personnel to irrevocably waive, to the extent permitted by applicable law, any and all claims such Danforth Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Inventions. Upon the reasonable request of Company and at the Company’s sole cost and expense, Danforth shall, and shall cause Danforth Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, or record its rights in or to any Inventions.

8.3	Nothing in this Agreement will preclude Danforth from marketing, developing or using for itself or others, services or products that are the same as or similar to those provided to the Company by Danforth pursuant to this Agreement; provided, Danforth does not use any Inventions for any third parties.

9.	Non-Solicitation. All Danforth Personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are employees or contracted agents of Danforth and for two years thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to twenty-five percent (25%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this Agreement should the Company fail or refuse to pay the liquidated damages amount in full within 30 days following its violation. For purposes herein, “solicit” does not include broad-based recruiting efforts, including, without limitation, help wanted advertising and posting of open positions on a party’s internet site.

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10.	Limited Warranty. Danforth represents and warrants that (a) it will perform Services in accordance with (i) the terms of this Agreement, and (ii) all applicable industry standards and all applicable laws, regulations, rules, published guidelines and, if applicable, generally accepted standards of good clinical practice and SOPs (collectively, the “Applicable Laws”); (b) Danforth and Danforth Personnel or any other person used by Danforth to perform Services has not been (i) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to the United States Food, Drug and Cosmetic Act, or (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs, or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; (c) neither this Agreement nor the performance hereunder will conflict with or violate any obligation of Danforth; and (d) the entry into this Agreement by Danforth and the performance of its obligations hereunder have been duly authorized by all required action and constitutes a valid and binding obligation of Danforth. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

11.	Indemnification. (a) Danforth shall indemnify, defend and hold harmless the Company, its agents and employees (the “Company Indemnitees”) from and against any and all third party claims, losses, costs, expenses, liabilities and damages (including reasonable attorneys’ fees) (“Claims”), in connection with or arising out of (i) the grossly negligent or wrongful acts of Danforth or Danforth Personnel in performing the Services during the term of this Agreement, (ii) Danforth’s breach of this Agreement or (iii) Danforth’s failure to pay any amounts or benefits due to any Danforth Personnel, including, without limitation, any taxes, except in each case to the extent that any such Claim is caused by any Company’s negligence or misconduct or failure to adhere to Applicable Laws.

(b) The Company shall indemnify, defend and hold harmless Danforth and Danforth Personnel (the “Danforth Indemnitees”) from and against any and all Claims in connection with or arising out of the Company’s breach of this Agreement, except in each case to the extent to the extent that any such Claim is caused by any Danforth Indemnitee’s negligence, or misconduct or failure to adhere to Applicable Laws.

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(c) As a condition to the indemnification obligations under Sections 11(a) and 11(b), the affected Company Indemnitee(s) or Danforth Indemnitee(s) shall: (a) give the indemnifying Party written notice of any Claim within ten (10) days, or such shorter time as shall be necessary to allow the indemnifying Party to respond thereto, after such Claim was served upon such indemnitee (provided, that the failure to give such notice shall not relieve a party of its indemnification obligations unless actually prejudiced in the defense of such Claim); (b) allow the indemnifying Party, at its expense, to assume the complete defense of such Claim; (c) cooperate with indemnifying Party (at the indemnifying Party’s expense) and provide all such information to the indemnifying Party as shall be reasonably necessary for the defense (or settlement) of such Claim; (d) cooperate with the indemnifying Party in all respects with the conduct of the defense of the Claim; and (e) shall not compromise or otherwise settle any such Claim without the prior written consent of the indemnifying Party. The indemnifying Party shall not compromise or otherwise settle any Claim without the prior written consent of the applicable indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Except for each Party’s Indemnification obligations under Sections 11(a) and 11(b) or gross negligence or willful misconduct, neither the Company nor Danforth shall have any liability to any Danforth Indemnitee or Company Indemnitee, respectively, for any special, incidental, indirect, or consequential damages, including, but not limited to, loss of opportunity, loss of use, or loss of revenue or profit in connection with or arising out of the performance of this Agreement by the Company or Danforth, respectively.

12.	Independent Contractor. Neither Danforth nor any Danforth Personnel is, nor shall Danforth or any Danforth Personnel be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore neither Danforth nor any Danforth Personnel shall be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from Danforth’s relationship to the Company as a consultant. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

13.	Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including, but not limited to, products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

14.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon (a) personal delivery, (b) one day after being sent via a reputable nationwide overnight courier service, (c) two days after deposit in the mail or (d) one day after sending an email if no delivery failure notification has been received. Notices under this Agreement shall be sent to the following representatives of

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the Parties:

If to the Company:

Name:	Peter Jaslow
Address:	325 Ellington Blvd., #317
Gaithersburg, MD 20878
Phone:	(215) 622 - 4273
E-mail:	jaslowp@ballardspahr.com

If to Danforth:

Title:	Contract Notice
Address:	300 5th Avenue
Waltham, MA 02451
Phone:	(857) 995-6500
E-mail:	notice@danforthglobal.com

15.	Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party without the consent of the other Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor in interest resulting from any merger or consolidation of such Party with or into such successor or its Affiliate(s) so long as, with respect to Danforth, such transaction does not result in a change in the Danforth Personnel then providing the Services hereunder.

16.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

17.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

18.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

19.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court, unless a different venue or manner of dispute resolution is set forth in an Exhibit. Additionally, all parties irrevocably and unconditionally waive any right they may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement. In the event of any litigation in relation to this Agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable costs and expenses (including reasonable attorneys’ fees and costs) associated with such litigation upon receipt of a final, non-appealable judgment from a court of competent jurisdiction. Each Party covenants and agrees that during the Term it will comply with all Laws applicable to such Party and its obligations under this Agreement.

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20.	Amendments and Waivers. This Agreement may be amended or supplemented only by a written instrument duly executed by each of the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party hereto sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion will not be deemed a waiver of any other right or remedy, or a waiver on any subsequent occasion.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22.	Third Party Beneficiary. The Parties agree that each Danforth Subsidiary that has executed an Exhibit shall be entitled to rely upon, shall be an express third party beneficiary of, and shall be entitled to enforce the provisions of this Agreement. Danforth shall remain responsible and liable for the performance hereunder by any Danforth Subsidiary.

23.	Fundamental Assumptions. In this regard, Company shall: (i) timely provide Danforth with all information and any other cooperation reasonably required by Danforth to deliver the Services; (ii) provide Danforth, at no charge, with the resources, consents, licenses, rights to all hardware, software and related equipment (whether or not owned by Company) that are reasonably necessary for Danforth to provide the Services; (iii) to the extent Danforth Personnel are working at a Company site, provide such personnel with suitable office space, desks, storage, furniture, and other normal office equipment and supplies, and support, and adequate technical resources that may be necessary in connection with Danforth’s performance of the Services; (iv) make available for meetings and cooperative activities the appropriate Company personnel; and (v) perform its responsibilities as described in this Agreement and in any Exhibits (collectively, “Fundamental Assumptions”).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

DANFORTH GLOBAL, INC		BULLFROG AI HOLDINGS,INC.

By:	/s/ Chris Connors	By:	/s/ Vin Singh
Name:	Chris Connors	Print Name:	Vin Singh
Title:	Chief Executive Officer	Title:	CEO
Date:	12/13/2024	Date:	12/13/2024

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